                                                                 EXHIBIT 10.6

                             PROCUREMENT AGREEMENT


This Procurement Agreement (this "Agreement") is entered into as of December 13, 1996 between MMI Products, Inc., a Delaware corporation ("Buyer"), and Mannesmann Pipe & Steel Corporation, a New York corporation ("Mannesmann").

1.     APPOINTMENT

       Subject to the terms and conditions contained in this Agreement, Buyer hereby appoints Mannesmann as its sole and exclusive procurement organization for all its import purchases for hot rolled wire rod, and for any other items that may be added at a later date by written agreement of the parties hereto. Mannesmann hereby accepts this appointment.

       In case Buyer receives offers for Buyer to purchase imported products from any source, Buyer will immediately turn those offers over to Mannesmann for further handling. Buyer will continue to purchase domestic wire rod through the competitive bidding process Buyer currently uses.

2.     PROCUREMENT

       Mannesmann shall use its best efforts in sourcing Products for Buyer in order to obtain the best possible prices for Buyer.

       Recognizing that market conditions fluctuate, the parties nevertheless anticipate that Mannesmann's procurement efforts and Buyer's requirements will result in an annual transaction volume in excess of 175,000 tons.

       All of Mannesmann's sourcing with international suppliers and subsequent procurement shall be done from Mannesmann's Houston, Texas, offices directly with the various international suppliers and without involvement of any kind by any of Mannesmann's other offices or personnel in other offices. Mannesmann will fully communicate to Buyer all information and disclose all fees, terms, costs and other information about the sourcing offers in order to provide Buyer the opportunity to evaluate fully all aspects of every offer Mannesmann solicits on Buyer's behalf.

       Buyer reserves the exclusive right to approve or disapprove any and all offers. Mannesmann shall not procure any Products sourced pursuant to this Agreement until Mannesmann receives Buyer's written requisition for such Products from the named source that states the description of the Product or material and the quantities and delivery dates Buyer requires.

       Any offerings received by Mannesmann for Products from any source shall be forwarded by Fax to Buyer without delay. Within 48 hours after Buyer's actual receipt of such Fax (or on





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       the first business day following such 48-hour period if the 48 hour period does not end on a business day), Buyer shall inform Mannesmann by Fax whether or not Buyer approves the proposed source and offer.

3.     PROCUREMENT ALLOWANCE

       Buyer will pay Mannesmann a procurement allowance of 2% of the Total Price of all purchases. "Total Price" shall mean the sum of the sales price of the purchase (F.O.B. mill price) and all other expenses associated with the transaction, including but not limited to costs such as transportation, insurance, interest charges ("interest #1") for no longer than 30 days from delivery to Buyer at rates no greater than that specified herein, L/C charges, surveys, and U.S. customs duty.
       "Interest #1" must be charged for a period less than 30 days when credit limits imposed by Mannesmann require the Buyer to pay Mannesmann invoices in less than 30 days. Terminal handling, stevedoring, and wharfage expenses shall also be charged to Buyer but are excluded from Total Price for the purpose of computing the 2% procurement allowance.

       After discharge of materials at the U.S. port of entry, Mannesmann will prepare an analysis of all the above noted costs and compute the per metric ton (MT) and per hundred weight (cwt) cost that will ultimately be utilized for billing the Buyer when materials are delivered. These costs will include interest ('interest #2') on all amounts that Mannesmann pays a foreign supplier for Products that Buyer has ordered, and the interest payments so owed shall be the product of (a) the interest rate and (b) the amount paid for such Products and (c) a fraction, the numerator of which is the number of days from the date Mannesmann pays its supplier for the materials until the materials are available for delivery and the denominator of which is 365. In addition, the invoiced costs will also include an interest charge ('interest #3') for the estimated period from when the materials are available for delivery to Buyer until actual delivery. Mannesmann will account for variances from the actual period and issue debit or credit memoranda for the adjustments. Buyer shall also pay Mannesmann a separate interest charge ('interest #4') on all amounts billed to Buyer that have not been paid within thirty (30 days) of delivery to Buyer, with interest beginning to accrue on the thirty-first day. The 2% procurement allowance will not be applied to "Interest #2', "Interest #3' or "Interest #4'. Interest rates under this Agreement shall be the prime rate published in the Wall Street Journal on the date on which Mannesmann pays a supplier on Buyer's behalf.

4.     MINIMUM GUARANTEED PROCUREMENT ALLOWANCE

       For purposes of this Section 4, "Buyers Group" shall mean MMI Products, Inc. and any and all subsidiaries of MMI.

       If, on the third anniversary of the effective date of this Agreement and subject to the test for quantity of tonnage received by the Buyers Group from Mannesmann as noted in the next paragraph, Mannesmann has not received from Buyers Group during the three years of this





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       Agreement procurement allowances in the aggregate principal amount of at least $3.0 Million, MMI shall pay Mannesmann an additional sum
       (hereafter referred to as "Penalty" or "Penalties") equal to one-half of the difference between $3.0 Million and the aggregate principal amount Mannesmann has received from Buyers Group as procurement allowances; provided however, that if one-half of the difference between $3.0
       Million and the aggregate principal amount Mannesmann has received from Buyers Group as procurement allowances exceeds $675,000 then MMI shall pay Mannesmann as Penalty the sum of $675,000 and no more. If this Agreement shall be extended beyond the initial three year term, then on each succeeding anniversary date of this Agreement, if Mannesmann has not received from Buyers Group, during the preceding 36 months, procurement allowances and Penalties in the aggregate principal amount of at least $3.0 Million, MMI shall pay Mannesmann a Penalty equal to one-half of the difference between $3.0 Million and the aggregate principal amount Mannesmann has received from Buyers Group as procurement allowances and Penalties during such 36 month period; provided however, that if one-half of the difference between $3.0
       Million and the aggregate principal amount Mannesmann has received from Buyers Group as procurement allowances and Penalties during such 36 month period exceeds $675,000, the maximum MMI shall pay Mannesmann as Penalties for and during any three consecutive years is $675,000.

       If the procurement allowances and Penalties in the aggregate principal amount for any three year period is less than $3.0 million, but the volume of hot rolled wire rod received from Mannesmann (whether from foreign or domestic sources) during that three year period equals or exceeds 525,000 tons (the "Minimum Tonnage"), then no Penalty will be owed for that 36 month period. If at any time it is determined by MMI that the Buyer's Group will incur a penalty for the 36 month period ending on the next anniversary of the effective date of this agreement and that such penalty will be caused by Mannesmann's inability to provide the minimum tonnage at prices no greater than MMI's other domestic sources of hot rolled wire rod, then MMI can advise Mannesmann that this Agreement is in default and terminated. MMI will be obliged to substantiate its claim and provide Mannesmann an opportunity to meet the lower domestic price. Mannesmann shall have the right to negate the default and termination by waiving the penalty that would have been payable for the 36 month period ending on the next anniversary of the effective date of this agreement. Termination of the contract under this provision shall oblige MMI to pay in full to Mannesmann all principal and interest owing on those certain Senior Subordinated Secured Promissory Notes.

       No later than 45 days after December 31, 1999 and if this Agreement is extended, no later than 45 days after each subsequent December 31st, Mannesmann shall prepare and deliver to Buyers an invoice setting forth for the preceding 36 months (I) the procurement allowances paid by Buyers Group (listed separately by company), (ii) the Penalties paid by MMI and (iii) the Penalty currently owed to Mannesmann, if any. All payments of the Penalty shall be due net 30 days after the invoice date. Past due amounts shall bear interest as specified in Paragraph 3 herein.





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5.     CONSIGNMENT

       In certain instances it may be necessary for Mannesmann to purchase large quantities at any given time to take advantage of lower prices being offered by a particular mill and also to obtain better transportation rates. Mannesmann is willing and prepared to enter into closed-end consignment arrangements with Buyer related to those orders. Such consignment arrangements require the consent of both parties prior to establishment of the arrangement and shall be governed by the terms and conditions contained in Annex 1 attached hereto.

6.     TERMS OF PAYMENT

       Buyer shall pay Mannesmann's invoices net 30 days after delivery unless Buyer's representative and Mannesmann agree upon other terms. In connection with consignment transactions, however, terms of payment shall be governed by the provisions in Annex I hereto.

7.     TERMS AND CONDITIONS OF SALE AND DELIVERY

       Except as otherwise provided in this Agreement or as otherwise expressly agreed between the parties, Mannesmann's "General Terms and Conditions of Sale", attached hereto as an Exhibit to Annex 1, shall apply for all sales from Mannesmann to Buyer.

8.     EXCHANGE OF INFORMATION

       Mannesmann will provide Buyer with timely, periodic market reports detailing national and international price developments.

       Buyer will provide Mannesmann with their best effort quarterly estimates of Buyer's Product requirements at least 60 days prior to the commencement of each quarter.

       Buyer shall have the right to inspect any of Mannesmann's records regarding transactions between Mannesmann and any member of Buyers Group and between Mannesmann and any other entity on behalf of any member of Buyers Group in order to confirm the accuracy of the matters set forth in any invoice from Mannesmann.

9.     TERM OF THE AGREEMENT

       This Agreement shall be effective on January 1, 1997 and shall expire on MMI's declaration of contract default as described in Paragraph 4 herein, or the later of (a) the close of business on December 31, 1999, or (b) the date on which that certain loan made by Mannesmann to MMI pursuant to those certain Senior Subordinated Secured Promissory Notes has been repaid in full or released in full.





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
10.    RELATIONSHIP OF THE PARTIES

       The relationship between the parties hereto shall be one of independent contractors. No party hereto is authorized to bind the other contractually or otherwise, or to make any representation not permitted herein on behalf of the other party without such other party's consent.

11.    DEFINITIONS

       When used in this Agreement, the following terms shall have the meaning stated herein:

       "Domestic," when used in connection with any Product, wire rod, or other item, means such product, wire rod, or other item as is produced in the United States.

       "Imported Products" shall mean Products produced outside of the United States.

       "International supplier" means any person, corporation, partnership, or other entity that produces Products outside of the United States.

       "$" shall mean dollars in legal tender of the United States of America.

       "Fax" shall mean a written transmission by fax machine that transmits written documents.

12.    AMENDMENTS

       Any amendments to this Agreement must be in writing and signed by all parties to this Agreement.

13.    GOVERNING LAW

       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

14.    REQUIRED PERFORMANCE

       The failure of either party to this Agreement to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.

15.    SEVERABILITY





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       If any provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall not affect any other provision hereof. If such provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

16.    ASSIGNABILITY

       Neither party to this Agreement shall assign any rights or delegate any obligations of such party hereunder without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

17.    NOTICES

       Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered to each party personally or by private carrier, (b) 72 hours after the communication is deposited in the United States mail, first-class, postage prepaid, addressed to the respective parties at the addresses set forth below, or
       (c) upon actual receipt when delivered by Fax. All notices shall be addressed as set forth below:

       MMI:                 MMI Products, Inc.
                            515 W. Greens Road, Suite 710
                            Houston, Texas 77067
                            Attn: Julius S. Burns, President

       Mannesmann:          Mannesmann Pipe & Steel Corporation
                            1990 Post Oak Blvd., Suite 1800
                            Houston, Texas 77056
                            Attn: Rudolf Georg, President

       or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

18.    MERGER

       This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supercedes all prior understanding between the parties including but not limited to the Procurement Agreement entered into July 6, 1989. The parties agree that all obligations under all prior understandings are settled upon execution of this Agreement. In the event of any conflict between the terms of this Agreement and any purchase order or any document submitted by Mannesmann to Buyer, this Agreement shall govern.





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Executed and effective as of the date first written above.




                                           MMI PRODUCTS, INC.


                                           By:    /s/ Julius S. Burns
                                              ----------------------------------

                                           Title:  President
                                                 -------------------------------



                                           MANNESMANN PIPE & STEEL CORPORATION


                                           By:    /s/ Rudolf Georg
                                              ----------------------------------

                                           Title:        Rudolf Georg, President
                                                 -------------------------------





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                                                                         Annex 1

                             CONSIGNMENT AGREEMENT


       This Consignment Agreement is entered into as of the 13 day of December, 1996, between Mannesmann Pipe & Steel Corporation, hereinafter referred to as Consignor, and MMI Products, Inc., hereinafter referred to as Consignee, pursuant to that certain Procurement Agreement between the parties dated December, 1996.

ARTICLE I - SCOPE

       This Agreement covers metal products including, but not limited to, wire, wire rod, tubular products, and aluminum products, to be delivered by Consignor to Consignee, to be further defined by individual consignment sales contracts making reference to this Consignment Agreement. Such metal products shall be referred to herein as the "Products".

ARTICLE II - QUALITY

       The Products furnished by Consignor shall conform to the specifications as to sizes, grades and other technical details agreed upon by Consignee and Consignor.

ARTICLE III - CONSIGNMENT INVENTORY

       (a) All Products delivered to Consignee by Consignor under the terms of this Agreement which have not yet been invoiced by Consignor shall constitute the consignment inventory (the "Consignment Inventory"). Consignee shall physically separate such Consignment Inventory from other inventory of materials located on Consignee's premises, and post a prominent sign stating that the material has been consigned by Consignor.

       (b) When Consignee wishes to withdraw a Product from the Consignment Inventory, such Product shall be physically removed by Consignee from the Consignment Inventory at which time it shall be deemed to be withdrawn from the Consignment Inventory for invoicing purposes. The contents of the Consignment Inventory and all such withdrawals therefrom shall be reflected in the Inventory Activity Report referred to in Article X below.

ARTICLE IV - TITLE

       Title to each product furnished by Consignor to Consignee under this Agreement shall remain with Consignor until the date such product is withdrawn from the Consignment Inventory by Consignee in accordance with the procedures of Article III (b) above. Consignor may reclaim any or all of the Products in the Consignment inventory at any time.





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ARTICLE V - TERM

       This Agreement covers Consignee's partial requirements for the Products for the period beginning January 1, 1997, and ending on December 31, 1999, or at such time as all consigned product has been withdrawn by Consignee in accordance with the procedures of Articles III(b) and paid for pursuant to
Article VIII, whichever date is later.

ARTICLE VI - QUANTITIES

       Consignor will use its best efforts to deliver or cause to be delivered the quantity of Products required by Consignee.

       Consignor may at its sole option deliver to Consignee the Products in one or more bulk shipments.

ARTICLE VII - PRICING

       Consignor will furnish Consignee with the Products, as defined above, at agreed upon prices in effect at the time Products are ordered for placement in Consignment Inventory.

ARTICLE VIII - PAYMENT TERMS

       Consignor extends to Consignee payment terms of net thirty (30) days from the date of Consignor's invoice, unless otherwise agreed in writing. All invoices will be payable in U.S. Dollars only.

ARTICLE IX - LEASE OF WAREHOUSE SPACE

       (a) During the term of the Consignment Agreement, Consignor agrees to pay monthly rent in the amount of $.10 per net ton delivered to Consignee pursuant to the terms of the Consignment Agreement and stored at any of the Consignee's premises. Such rental amount shall be pro-rated for each partial month Consignee hold each such ton of Consignment Inventory.

       (b) Such rent shall be payable within thirty days of the end of each month.

ARTICLE X - INVENTORY ACTIVITY REPORT

       On the second workday of each week, Consignee will furnish Consignor with a Consignment Inventory Activity Report for the preceding calendar week for each location where Consignment Inventory has been or is located. This report will reflect the total quantities of each of the following: opening consignment Inventory by line item, weekly receipts, weekly withdrawals and ending Consignment Inventory by line item. The reports will identify receipts and withdrawals which are





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transfers among Consignee's storage sites.  This report will be utilized by
Consignee and Consignor for inventory control and invoicing purposes.

ARTICLE XI - NOTIFICATION OF WITHDRAWALS

       Consignee shall inform Consignor of the date of each withdrawal of a Product from the Consignment Inventory and the quantity of Products withdrawn from the Consignment Inventory on such date. Such information shall be included in the Consignment Inventory Activity Report described in Article X above.

ARTICLE XII - INSPECTION

       Consignor shall be entitled to enter into and upon the Consignee's premises during regular business hours on any business day, or at such other times as the Consignor and Consignee shall agree, for the purpose of inspecting the Consignment Inventory. If, upon inspection, Consignor discovers a shortage in the Consignment Inventory from the amount reported in the most recent Inventory Activity Report the Products missing shall be deemed to have been sold to Consignee and Consignee shall include such missing Consignment Inventory in the next Consignment Inventory Activity Report and identify such Products as withdrawn from the Consignment Inventory.

ARTICLE XIII - INVOICING

       Immediately after receipt of a weekly Inventory Activity Report, Consignor will invoice Consignee for all Products withdrawn by Consignee from the Consignment Inventory during the preceding week.

ARTICLE XIV - CLASSIFICATION OF TRANSACTION AND RIGHTS OF CREDITORS

       Consignee and Consignor agree that the transactions between Consignee and Consignor provided for hereunder and intended to be classified as a "sale on approval" for the purposes of the Uniform Commercial Code Section 2-326, that the Products are delivered by Consignor to Consignee primarily for Consignee's use, and that the Consignment Inventory is not subject to any claims by third parties, including, without limitation, Consignee's creditors. Consignee and Consignor further agree that the Products shall be deemed to be accepted by Consignee only upon Consignee's withdrawal of the Products from the Consignment Inventory, and that acceptance shall be limited to the particular Products withdrawn from the Consignment Inventory so that acceptance of some Products from a given lot shall not be deemed an acceptance of the entire lot. Notwithstanding anything herein to the contrary, if Consignee fails to notify Consignor of its election to return the products within 120 days of delivery, such products shall be deemed to have been accepted on the 121st day after delivery.





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ARTICLE XV - PERFECTION OF CONSIGNOR'S SECURITY INTEREST

       In the event that, notwithstanding the intentions of the Consignee and Consignor to create a consignment "sale on approval", any court treats any of the transactions between Consignee and Consignor as a sale of goods other than as a consignment "sales on approval", Consignee hereby grants Consignor a security interest in the Products covered by this Agreement and the proceeds thereof to secure payment of the purchase price of the Products.

       Consignee hereby agrees to take any and all actions requested by Consignor to perfect Consignor's security interest in the Products maintained in the Consignment Inventory, including, without limitation: execution and filing by Consignee of UCC-1 financing statements covering the Products and all schedules or amendments in connection therewith, with the offices of the Secretaries of State in any state in which consignment inventory is stored at the consignee's premises and furnishing Consignor with a list of all secured parties holding UCC Financing Statements which have been or hereafter are filed to perfect an alleged security interest in Consignee's property.

ARTICLE XVI - TERMINATION

       This Agreement may be terminated by either party for a material breach of this Agreement by the other party upon sixty (60) days prior written notification to the other party.

       In the event this Agreement is terminated for any reason whatsoever, Consignor will be entitled to the immediate return of the Products remaining in the Consignment Inventory.

       Notwithstanding the foregoing, upon termination of this Agreement for any reason whatsoever, the parties shall remain contractually liable to each other, as seller and buyer, with respect to all Products withdrawn from the Consignment Inventory prior to such termination and the parties shall retain all remedies available to them, at law or in equity, to enforce such contractual liabilities.

ARTICLE XVII - BANKRUPTCY OR INSOLVENCY OF CONSIGNEE

       In the event Consignee institutes proceedings under the Bankruptcy Code or any similar law, or Consignee consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or Consignee files a petition or consent for reorganization or other relief under any bankruptcy act or similar law, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) is appointed for Consignee or any substantial part of its property, or Consignee admits in writing its inability to pay its debts as they become due, or Consignee makes an assignment for the benefit of creditors, or Consignee takes any action in furtherance of the foregoing, Consignor is hereby entitled, without prejudice to Consignor's right to damages for breach of any contractual obligations of Consignee, to the immediate return of all Products maintained in the Consignment Inventory, and Consignee shall pay any and all costs associated with the return of such Products to Consignor.





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ARTICLE XVIII - NON-ASSIGNMENT

       Consignee may not assign, subcontract, delegate or otherwise transfer any of its duties rights or obligations under this Agreement or any part hereof to a third party without the prior written consent of Consignor. No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff nor any other officer of the court or official charged with taking custody of Consignee's assets or business shall have any right to continue performance of this Agreement, and this Agreement may not otherwise be assigned by operation of law (except by operation of law to a successor-in-interest to the Consignee pursuant to a merger of the Consignee).

ARTICLE XIX - RISK OF LOSS

       Risk of loss from fire, vandalism, weather or acts of God shall remain with Consignor until material is withdrawn from the Consignment Inventory, provided however that the risk of loss for Products in the Consignment Inventory which are missing or otherwise unaccounted for shall remain with Consignee.

ARTICLE XX - CONSIGNOR'S TERMS AND CONDITIONS

       Consignor's standard terms and conditions of sale, annexed hereto as an Exhibit shall apply to Products withdrawn by Consignee from the Consignment Inventory. In the event of an inconsistency between the Exhibit and this Agreement, the provisions of the Agreement shall control.

ARTICLE XXI - NOTICES

       All reports, communications, requests or notices required or permitted under this Agreement shall be in writing and shall be deemed to be duly given on the date same are hand delivered and acknowledged, or if mailed, when mailed by registered or certified mail, return requested, to the party concerned at the following address:

              If to Consignor:     Mannesmann Pipe & Steel Corporation
                                   1990 Post Oak Blvd., Suite 1800
                                   Houston, Texas 77056
                                   Attention:  Mr. Rudolf Georg, President

              If to Consignee:     MMI Products, Inc.
                                   515 W. Greens Road, Suite 710
                                   Houston, Texas 77067
                                   Attention:  Julius S. Burns, President





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       Either party may change the address to which such notices and communications shall be sent by written notice to the other party provided that any such notice of change of address shall be effective only upon request.

ARTICLE XXII - INTEGRATION; AMENDMENTS

       This Agreement sets forth the entire Agreement and understanding between the parties, merges all prior discussions between the parties, and supersedes all prior consignment agreements entered into between them. Except as otherwise specifically provided herein, neither party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. This Agreement may not be amended or modified except by written instrument signed by each of the parties hereto.

ARTICLE XXIII - APPLICABLE LAW

       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

ARTICLE XXIV - INTERPRETATION

       The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in an interpretation of this Agreement.

ARTICLE XXV - SEVERABILITY

       In the event that any one or more provisions of this Agreement shall be held invalid, illegal or enforceable in any respect, such provision or provisions shall be severable from this Agreement, so that the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In the event that any one or more provisions of this Agreement shall be held invalid, illegal or enforceable with respect to certain products delivered to Consignee, the validity, legality or enforceability of the Agreement with respect to other Products delivered shall not in any way be affected or impaired thereby.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the date set forth above.


MMI PRODUCTS, INC.                                MANNESMANN PIPE & STEEL
                                                  CORPORATION


By:    /s/ Julius S. Burns                        By:    /s/ Rudolf Georg
   --------------------------------                  -------------------------
       Julius S. Burns                                   Rudolf Georg
       President                                         President





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

                    AMENDMENT NO. 1 TO PROCUREMENT AGREEMENT


       This Amendment No. 1 to Procurement Agreement (the "Amendment") is made and entered into as of the 27th day of March, 1997, by and between MMI Products, Inc., a Delaware corporation (the "Buyer"), and Mannesmann Pipe & Steel Corporation, a New York corporation ("Mannesmann").

       WHEREAS, Mannesmann and the Buyer entered into that certain Procurement Agreement dated as of December 13, 1996 (the "Agreement"); and

       WHEREAS, the Buyer and Mannesmann desire to amend the provisions of the Agreement as provided herein;

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1. Amendment of Provisions Regarding Minimum Guaranteed Procurement Allowance. The text of Section 4 of the Agreement is hereby amended to read in its entirety as follows:

       Beginning with the two years ending December 31, 1998, and each December 31 thereafter, if the volume of hot rolled wire rod received from Mannesmann (whether from foreign or domestic sources) during any two-year period is less than 200,000 tons (the "Minimum Tonnage"), then an allowance ("Allowance") will be owed for that 24-month period. Such allowance will be equal to the difference between 200,000 tons and the lesser tonnage received by Buyer during that 24-month period multiplied by $.50. Notwithstanding the foregoing, if the tonnage received in the year ending December 31, 2001 is less than 100,000, the Allowance will be the greater of the amount calculated on the basis described in the preceding sentence or the difference between 100,000 tons and the lesser tons received multiplied by $1 per ton. Buyer hereby acknowledges and agrees that this is a reasonable sum.

       No later than 45 days after December 31, 1998, and no later than 45 days after each subsequent December 31, Mannesmann shall prepare and deliver to Buyer an invoice setting forth for the preceding 24 months the tons purchased for Buyers Group and the Allowance currently owed to Mannesmann, if any. All payments of the Allowance shall be due net 30 days after the invoice date. Past due amounts shall bear interest as specified in Paragraph 3 herein.

       2. Amendment of Provision Regarding Term. The text of Section 9 is amended to read in its entirety as follows:

       This Agreement shall be effective on January 1, 1997 and shall expire on the later of (a) the close of business on December 31, 2001, or (b) the date on which that certain loan made by Mannesmann to MMI pursuant to those certain Senior Subordinated Secured Promissory Notes has been repaid in full or released in full.

       3. Continued Effectiveness of Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in the form in which it was in effect prior to the execution and delivery of this Amendment.

       IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first above written.



                                                  MMI PRODUCTS, INC.


                                                  By: /s/ JULIUS S. BURNS
                                                     ---------------------------
                                                  Name: Julius S. Burns
                                                       -------------------------
                                                  Title: President
                                                        ------------------------


                                                  MANNESMANN PIPE & STEEL
                                                  CORPORATION


                                                  By:    /s/ Rudolf Georg
                                                         -----------------------
                                                  Name:  Rudolf Georg
                                                         -----------------------
                                                  Title: President
                                                         -----------------------





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